Exhibit 23(i)

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP     1800 Massachussetts Avenue, N.W.
                                                Suite 200
                                                Washington, D.C.  20036-1221
                                                202.778.9000
                                                Fax 202.778.9100
                                                www.klng.com




April 28, 2005


Midas Fund, Inc.
11 Hanover Square
New York, NY 10005-3452


Ladies and Gentlemen:

         We have acted as counsel to Midas Fund, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 33 to the Company's Registration Statement on Form N-1A (File Nos. 2-98229 and 811-4316) (the "Post-Effective Amendment"), registering an indefinite number of shares of common stock, par value $0.01 per share, of the Company (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Charter"), the Company's By-Laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares will not exceed the number of such shares authorized to be issued under the Charter. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal law of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

          1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

          2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                            Very truly yours,



                            /s/ Kirkpatrick & Lockhart Nicholson Graham LLP